Exhibit 4.57

DRAXIS HEALTH INC.

CHARTER OF THE NOMINATING & CORPORATE GOVERNANCE COMMITTEE

I.              Statement of Policy:

The Nominating & Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of DRAXIS Health Inc. (the “Corporation”) shall have the broad responsibility to recommend to the Board candidates for Board membership, to monitor Board composition and practices and to make recommendations to the Board regarding corporate governance matters.

II.            Composition and Organization:

The Committee shall consist of not fewer than three (3) directors, none of whom shall be an employee of the Corporation or its subsidiaries or related companies. All of the members of the Committee must be determined by the Board to be unrelated or independent in respect of the Corporation as contemplated by the laws, regulations and listing requirements to which the Corporation is subject.

Members shall be appointed by the Board and shall serve for such term as the Board may determine. Members may be removed from the Committee by the Board in its entire discretion.

The Chairman of the Committee shall be appointed by the Board and the Secretary of the Corporation shall act as Secretary to the Committee.

III.           Meetings and Reports:

The Committee shall meet at least two times annually, or more frequently as circumstances dictate. The Committee may invite from time to time such persons as it may see fit to attend and participate in its meetings. Meetings of the Committee may be called by its Chairman, the Chairman of the Board or the Chief Executive Officer.

A majority of Committee members shall constitute a quorum.

Minutes of all meetings of the Committee shall be maintained and submitted as soon as practicable to the Board. In addition, the Committee will report to the Board on the Committee’s activities at the Board meeting following each Committee meeting.

IV.           Duties and Responsibilities:

The following are the duties and responsibilities of the Committee:

1.             to establish a policy and procedure for identifying and selecting potential nominees for the Board, including considering the competencies and skills that the Board should possess and the competencies and skills of each existing and potential director;

2.             to monitor Board size and composition and suggest changes in this respect where appropriate;

3.             to recommend annually members for election to the Board;

4.             to identify and recommend new candidates for Board membership;

5.             to develop the Corporation’s approach to governance issues and to make recommendations to the Board in the area of corporate governance practices of the Board;

6.             to prepare and review with the Board an annual performance evaluation of the effectiveness of individual Board members and the Board and its Committees. The assessment of the Board examines its effectiveness as a whole and specifically reviews areas that the Board and/or management believe could be improved to ensure the continued effectiveness of the Board in the execution of its responsibilities;

7.             to develop and recommend to the Board standards to be applied to assess material relationships between the Corporation and its Directors in accordance with conflict of interest standards;

8.             to annually review the risks identified by the Audit Committee with respect to the risk management policies and procedures of the Corporation and to ensure that such risks are appropriately identified in the Corporation’s public disclosure documentation;

9.             to revise, as appropriate, in accordance with best practices and legal requirements, the Code of Ethics and Business Conduct for directors, officers, and employees as well as the Disclosure and Insider Trading Policy for the Corporation to address, among other things, procedures to monitor insider trading activities, to prevent selective disclosure and to mandate trading blackouts and corporate quiet periods;

10.           to monitor compliance with any Board mandated Director minimum shareholding requirements and to monitor attendance by Directors at Board and Committee meetings;

11.           to review this charter periodically and recommend any changes required to its scope and content to the Board; and

12.           to carry out any other duties or responsibilities expressly delegated to the Committee by the Board.

V.            Delegation to Sub-committee:

The Committee may, in its discretion and as appropriate, delegate duties and responsibilities to any single member or members of the Committee, the Board, or to a sub-committee of the Committee.

VI.           Resources and Authority of the Committee:

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to retain counsel or other experts, as it deems appropriate, without seeking approval of the Board or senior management of the Corporation. The expenses of such counsel or other experts shall be borne by the Corporation. The Corporation shall provide for appropriate funding to any advisors employed by the Committee.

The procedure to engage counsel or other experts will be as follows: the member of the Committee who wishes to engage counsel or an expert will have to advise the Chair of the Committee that he wishes to do so. The Chair of the Committee will then call a meeting of the Committee to discuss the request and to set up the scope of the engagement. The Chair will also advise the Board Chair of any such engagement.